Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEGENCE CORP.

The name of the corporation is Legence Corp. (the “Corporation”). The Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was originally filed with the Secretary of State of the State of Delaware on January 9, 2025. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of the stockholders in accordance with Section 228 of the DGCL. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1 Name. The name of the Corporation is Legence Corp.

ARTICLE II

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is     shares, consisting of three classes of stock as follows: (A)      shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (B)      shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and (C)     shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2 Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the undesignated shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series (which voting powers, if any, shall be subject to Section 6.1(D)), and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall have no voting rights except as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

Section 4.3 Common Stock.

(A) Voting Rights.

(1) Except as provided in Article VI, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(2) Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(B) Dividends.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, property of the Corporation or shares of the Corporation’s capital stock, such dividends may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(2) Except as provided in subsection (E) of this Section 4.3, dividends shall not be declared or paid on the Class B Common Stock.

(C) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(D) Automatic Transfer of Class B Common Stock. In the event that any outstanding share of Class B Common Stock is not held by the holder of the associated Class B Unit (as defined in the Amended and Restated Limited Liability Company Agreement of Legence Holdings LLC, a Delaware limited liability company, as amended from time to time (the “LLC Agreement”)), then, immediately upon the occurrence of such event, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration, and thereupon, shall automatically be canceled and retired and may not be reissued.

(E) Split, Subdivision, Combination or Reclassification of Common Stock. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, combined or reclassified, or a stock dividend paid upon either the Class A Common Stock or the Class B Common Stock, unless the outstanding shares of the other class shall be concurrently proportionately split, subdivided, combined or reclassified, or a stock dividend paid, in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record or effective date for such split, division or combination, reclassification or payment of stock dividend, unless, in each case, such action is necessary to maintain at all times a one-to-one ratio between either the number of Class A Units owned, directly or indirectly, by the Corporation and the number of shares of Class A Common Stock or the number of Class B Units owned by holders thereof (other than the Corporation and its subsidiaries) and the number of outstanding shares of Class B Common Stock. This Section 4.3(E) shall be applied to maintain at all times (i) a one-to-one ratio between the number of Class A Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or (ii) a one-to-one ratio between the number of Class B Units owned by holders thereof (other than the Corporation and its subsidiaries) and the number of outstanding shares of Class B Common Stock.

(F) Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding Class A Units (as defined in the LLC Agreement) and Class B Units (together with the Class A Units, the “Units”) (excluding those Units held by the Corporation) (which shall be accompanied by the cancellation of corresponding shares of Class B Common Stock) for shares of Class A Common Stock pursuant to the terms of the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

ARTICLE V

Section 5.1 Amendment of Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, at any time when Blackstone Inc. (together with its affiliates, subsidiaries, successors and assigns (including, without limitation, Blackstone Group Management L.L.C., but excluding the Corporation and its subsidiaries), collectively, “Blackstone”) Beneficially Owns, in the aggregate, less than thirty percent (30%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, any amendment, alteration, repeal or rescission, in whole or in part, of the following provisions in this Certificate of Incorporation or the adoption of any provision of this Certificate of Incorporation inconsistent therewith or herewith, shall also require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article XI. For the purposes of this Certificate of Incorporation, “Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.2 Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when Blackstone Beneficially Owns, in the aggregate, less than thirty percent (30%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to adopt, alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws.

ARTICLE VI

Section 6.1 Board of Directors.

(A) Except as provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be initially composed of directors and may be increased or decreased from time to time exclusively by resolution adopted by the Board; provided that, at any time Blackstone Beneficially Owns, in the aggregate, at least thirty percent (30%) in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, the stockholders may also fix the number of directors by resolution adopted by the stockholders.

(B) The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the initial closing of the registered initial underwritten public offering of the Common Stock (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement or removal from office.

(C) Without limiting Blackstone’s rights under the DGCL, this Certificate of Incorporation or otherwise, Blackstone shall have the right (but not the obligation) to designate up to a number of individuals for election as directors consistent with clauses (1) through (6) of this Section 6.1(C), and the Corporation shall include such individuals as nominees for election as directors at each meeting of stockholders of the Corporation at which directors are to be elected, that, if elected, will result in Blackstone having a number of director designees serving on the Board as follows:

(1) any time when Blackstone Beneficially Owns, in the aggregate, at least fifty percent (50%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: a number of individuals representing a majority of the total number of directors constituting the entire Board;

(2) any time when Blackstone Beneficially Owns, in the aggregate, less than fifty percent (50%) but at least forty percent (40%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: a number of individuals proportionate to Blackstone’s beneficial ownership of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, rounded up to the nearest whole number, which shall not be less than four (4);

(3) any time when Blackstone Beneficially Owns, in the aggregate, less than forty percent (40%) but at least thirty percent (30%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: a number of individuals proportionate to Blackstone’s beneficial ownership of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, rounded up to the nearest whole number, which shall not be less than three (3);

(4) any time when Blackstone Beneficially Owns, in the aggregate, less than thirty percent (30%) but at least twenty percent (20%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: a number of individuals proportionate to Blackstone’s beneficial ownership of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, rounded up to the nearest whole number, which shall not be less than two (2); and

(5) any time when Blackstone Beneficially Owns, in the aggregate, less than twenty percent (20%) but at least five percent (5%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors: one (1).

(D) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders; provided that notwithstanding anything to the contrary set forth herein or otherwise, for so long as Blackstone has the right to designate for nomination any individual under Section 6.1(C), Blackstone, and not the directors then in office, shall have the exclusive right to fill any vacancy created by reason of death, resignation, retirement, or removal or other cause of any director previously designated for nomination or appointed to fill a vacancy by Blackstone (and, notwithstanding anything to the contrary set forth herein or otherwise, the shares of Common Stock held by Blackstone shall be the only shares of Common Stock or Preferred Stock entitled to vote on such matter, and the shares of Common Stock or Preferred Stock owned by any other holders shall have no voting rights with respect to such matter). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(E) Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when Blackstone Beneficially Owns, in the aggregate, less than thirty percent (30%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause (for so long as the Board is classified) and only by the affirmative vote of the holders of at least sixty six and two thirds percent (66 2/3%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(F) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, such additional directors shall cease to be qualified to serve as such additional directors and the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

(G) Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII

Section 7.1 Limitation on Liability of Directors and Officers.

(A) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. All references in this Article VII to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Certificate of Incorporation (including any certificate of designation) in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board by the DGCL (any such person, a “141(a) Person”).

(B) Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation or 141(a) Person existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

Section 8.1 Consent of Stockholders in Lieu of Meeting. At any time when Blackstone Beneficially Owns, in the aggregate, at least thirty percent (30%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. At any time when Blackstone Beneficially Owns, in the aggregate, less than thirty percent (30%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 8.2 Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation (the “Chief Executive Officer”); provided, however, that at any time when Blackstone Beneficially Owns, in the aggregate, at least thirty percent (30%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the request of Blackstone.

Section 8.3 Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof; provided that the Board may in its sole discretion determine that any such meeting shall, in addition to or instead of a physical location, be held by means of remote communication (including virtually).

ARTICLE IX

Section 9.1 Corporate Opportunities.

(A) In recognition and anticipation that (1) certain directors, principals, officers, employees and/or other representatives of Blackstone and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (2) Blackstone and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (3) members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to address certain classes or categories of business opportunities as they may involve Blackstone, the Non-Employee Directors or their respective Affiliates (collectively, the “Identified Persons” and, individually, an “Identified Person”).

(B) The Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX.

(C) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity. In addition, notwithstanding anything to the contrary set forth herein, the provisions of this Section 9.1 shall not release any Person who is or was an employee of the Corporation or its subsidiaries from any obligations or duties that such Person may have pursuant to any other agreement that such Person may have with the Corporation or its subsidiaries.

(D) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (1) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (3) is one in which the Corporation has no interest or reasonable expectancy.

(E) For purposes of this Article IX, (1) “Affiliate” shall mean (i) in respect of Blackstone, any Person that, directly or indirectly, is controlled by Blackstone, controls Blackstone or is under common control with Blackstone and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (iii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (2) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

Section 10.1 Derivative Actions.

(A) There is hereby authorized a committee of the Board designated as the “Litigation Demand Committee,” which shall have, and is hereby vested with, the sole and exclusive power and authority of the Board, to the fullest extent permitted by law, to investigate, review, consider and evaluate, and take and cause to be implemented all actions and make all such decisions and determinations with respect to, any demands to investigate or take any action with respect to any allegation or claim of any breach of fiduciary duty owed by any current or former director, officer, stockholder or other fiduciary of the Corporation or any of its affiliates, as well as any other allegation or claim that may give rise to a derivative claim that may be brought by or on behalf of the Corporation or any of its affiliates, including, without limitation, with respect to whether to initiate or decline to initiate any action, suit or proceeding, or to pursue, continue, move to dismiss, settle, compromise, resolve or take other action with respect to, any such demand or threatened or pending derivative action. Without limiting the foregoing power and authority so vested in the Litigation Demand Committee, the Litigation Demand Committee is authorized and empowered to exercise the full power and authority of the Board in connection with the exercise of the foregoing power and authority so vested in the Litigation Demand Committee, including, without limitation, the power and authority to engage such experts, counsel and advisors, including legal counsel and/or other advisors, as the Litigation Demand Committee may determine to be necessary, advisable, appropriate or desirable to assist in the discharge of its authority.

(B) The Litigation Demand Committee shall be composed of the directors in office at any time and from time to time then appointed to the Litigation Demand Committee by the Board; provided that a director shall only be qualified to serve on the Litigation Demand Committee if, prior to the director’s appointment to the Litigation Demand Committee, the Board has determined that such director satisfies the relevant criteria for determining director independence under any rules promulgated by any national securities exchange on which the Class A Common Stock is listed for trading.

(C) The Litigation Demand Committee may in its discretion (and, solely to the extent the Litigation Demand Committee deems warranted by the facts and circumstances in respect of any demand or threatened or pending derivative action for which a demand has been made to, or that is otherwise before, the Litigation Demand Committee, the Litigation Demand Committee shall) establish a subcommittee of the Litigation Demand Committee, which subcommittee shall have any or all of the powers and authority of the Litigation Demand Committee.

ARTICLE XI

Section 11.1 DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 11.2 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (1) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (2) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 11.3 Forum.

(A) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (5) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, (6) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (7) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. For the avoidance of doubt, this Section 11.3(A) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

(B) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

(C) To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.3.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by Jeffrey Sprau, its Chief Executive Officer, this      day of     , 2025.

LEGENCE CORP.

By:
Name: Jeffrey Sprau
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Legence Corp.]